Exhibit  23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Midland States Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-211963) on Form S-8 and the registration statement (No. 333-219097) on Form S-3 of Midland States Bancorp, Inc. of our report dated March 10, 2017, with respect to the consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows of Midland States Bancorp, Inc. for the year ended December 31, 2016, which report appears in the December 31, 2018 annual report on Form 10-K of Midland States Bancorp, Inc.

St. Louis, Missouri
February 27, 2019